     As filed with the Securities and Exchange Commission on October 15, 1996
                                                    Registration No. 333-6023

_______________________________________________________________________________

                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549

                                 ___________________


                                   AMENDMENT NO. 2

                                          TO

                                       FORM S-3

                                REGISTRATION STATEMENT

                                        UNDER

                              THE SECURITIES ACT OF 1933
                                 ___________________

                                   DIVERSIFAX, INC.
                (Exact name of Registrant as specified in its charter)

         DELAWARE                                 13-3637458
    (State or other jurisdiction of           (I.R.S. Employer
    incorporation or organization)          Identification Number)

                                            IRWIN A. HOROWITZ, PRESIDENT
                                                 DIVERSIFAX, INC.
         39 STRINGHAM AVENUE                   39 STRINGHAM AVENUE
    VALLEY STREAM, NEW YORK 11580           VALLEY STREAM, NEW YORK 11580
         (516) 872-0650                          (516) 872-0650
    (Address, including zip code, and       (Name, address, including zip
    telephone number, including area        code, and telephone number,
      code, of Registrant's principal         including area code, of
        executive offices)                       agent for service)
                              _________________________

   Copies of all communications, including all communications sent to the agent for service, should be sent to:

                                GARY T. MOOMJIAN, ESQ.
                                   BRESLOW & WALKER
                                   875 THIRD AVENUE
                            NEW YORK, NEW YORK  10022-7597
                                    (212) 832-1930
                              _________________________

           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________________.

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                               ________________________

                     CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                                Proposed
                                                                Maximum         Proposed
                                              Amount            Offering        Maximum              Amount
Title of Each Class of Securities             to be             Price Per       Aggregate          Registration
to be Registered                            Registered           Share(1)      Offering Price         Fee
----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share       5,000               $4.25           $21,250             $6.44
----------------------------------------------------------------------------------------------------------------
Total Registration Fee .............................................................................. $6.44
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

_______________


(1) Represents the average of the bid and asked prices as quoted on NASDAQ on October 8, 1996. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.


     Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also relates to such additional indeterminate number of shares of Common Stock as may become issuable by reason of stock splits, dividends and similar adjustments.

                    SUBJECT TO COMPLETION, DATED OCTOBER 15, 1996


                                   DIVERSIFAX, INC.


                           2,216,538 SHARES OF COMMON STOCK

                               ________________________


    This Prospectus relates to up to 2,216,538 shares of common stock, par value $.001 per share ("Common Stock"), of Diversifax, Inc. (the "Company"). The Common Stock may be offered hereby from time to time by any and all of the Selling Stockholders (as hereinafter defined) for their own benefit. Certain directors and executive officers of the Company, as well as members of their families, are among the Selling Stockholders. The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock. The Company has agreed to bear all expenses (other than stock transfer taxes, brokerage commissions and other selling expenses) in connection with the registration and sale of the Common Stock, which expenses are currently estimated at $41,000.00 in the aggregate.


    The Company's Common Stock is traded on the NASDAQ Small Cap Market ("NASDAQ") under the symbol DFAX. On October 11, 1996, the last reported sale price of the Common Stock was $4.25 per share.

                               ________________________



THESE ARE SPECULATIVE SECURITIES. THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5 OF THIS PROSPECTUS.


                               ________________________



THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                    THE DATE OF THIS PROSPECTUS IS _________, 1996

                                AVAILABLE INFORMATION


    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, 219 South Dearborn Street, Chicago, Illinois 60604 and New York Regional Office, 14th Floor, 75 Park Place, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


                         DOCUMENTS INCORPORATED BY REFERENCE


    The following documents are incorporated by reference herein:

         1. Annual Report on Form 10-KSB/A No. 2 for the fiscal year ended November 30, 1995.

         2. Quarterly Report on Form 10-QSB/No. 1 for the quarters ended February 29, 1996 and May 31, 1996.

         3. Registration Statement on Form S-1 (Registration No. 33-46580), declared effective by the Commission on November 18, 1992.

    Each document filed by the Company subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing for such document.

    The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that was incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests may be made to Diversifax, Inc. 39 Stringham Avenue, Valley Stream, New York 11580, Attn: Dr. Irwin A. Horowitz, (516) 872-0650.

                                     THE COMPANY


    Since November 1, 1993, the Company, through its wholly owned subsidiaries IMSG Systems, Inc. ("IMSG") and IMSG's affiliated companies, National Copy Corp., Capital Copy Corp. and Advanced Business Systems, Inc., has been engaged in the business of owning, leasing, operating and servicing coin and debit card pay-per-copy photocopiers and microfilm reader-printers and accessory equipment. The Company operates its copiers in various states throughout the Eastern United States, Wisconsin and Illinois in differing sites including libraries, courthouses, colleges, drug stores, office supply stores and similar high traffic outlets. The Company has over 2,400 copiers at various locations. Generally, the Company is responsible for the collection of payments from each site and, at most locations, the site operators share in the revenues derived from the copy sales at their site. The Company has the ability to service and repair its copiers seven days a week. Users can pay per copy by inserting coins in the copier or by using a debit access card, which the user may purchase at the site of the copier.

    The Company commenced its Smart Switch-TM- fax operations in April 1995, upon the acquisition of the Smart Switch assets of Faxit Corporation. The Company either owns or leases "off the shelf" fax machines onto which it installs a dialer, preprogrammed to call the Smart Switch. The Smart Switch, a computerized switching device located at a central location (either on-site or at the Company's offices), has an automated switching system to permit the use of any "off the shelf" fax machine as a public fax machine. Billing of a public fax message is effected without the need for human intervention or the incorporation of a high cost credit card reading device into the fax machine. The Smart Switch software gives the Company the capacity to offer a variety of fax and voice services for hotels, libraries and airline lounges, and domestic and international fax transmission services. The Smart Switch permits hotels to offer in-room fax machines for guests' confidential use, thereby converting each room into a "Smart Suite". The Smart Switch software has been upgraded by the Company following its acquisition to permit billing of the user not only through the user's credit card but also by billing to the user's hotel bill either by a transfer of the billing information to the hotel's computer or by a scanning of calls to listen for a fax tone.

    The Company has recently commenced marketing of the Smart Switch and has placed a small number of units under lease at hotels, airport lounges, libraries and colleges, principally in the Northeast. Customers include the Western Hotel (formerly the Grand Hotel) in Washington D.C. and TWA Ambassador Lounges. The term of the agreements range from one to four years, and the hotel, airline lounge or other party is responsible to pay the Company for the cost of the equipment as well as per minute usage charge. In November 1995, the Company entered into an agreement with AT&T Corp. ("AT&T") to jointly market the Company's in-room fax services on an exclusive basis to AT&T hotel accounts. There can be no assurance that any material sales or leases will result from this agreement or that AT&T will not terminate such agreement. The Company currently has 157 units installed, and has derived approximately $32,000 in sales revenues from these operations through July 31, 1996.

    The executive offices of the Company are located at 39 Stringham Avenue, Valley Stream, New York 11580. The telephone number is (516) 872-0650.

                                     THE OFFERING


Securities Offered:..................       2,216,538 shares of Common Stock.

Shares of Common Stock Outstanding as
 of August 9, 1996...................       14,040,215(1)

Net Proceeds.........................       The Company will not receive any of
                                            the proceeds from the sale by the
                                            Selling Stockholders.

Risk Factors.........................       Investment in the securities
                                            offered hereby involves a high
                                            degree of risk and immediate
                                            substantial dilution.  See "Risk
                                            Factors."

NASDAQ Symbol of
 Common Stock........................       DFAX

_________________


(1) Does not include (i) an aggregate of 325,000 shares of Common Stock issuable upon the exercise of outstanding stock options and (ii) 1,762,520 shares of Common Stock issuable upon the exercise of outstanding warrants.

                                     RISK FACTORS


    The securities offered hereby are speculative and involve a high degree of risk. Only those persons economically able to lose their entire investment should purchase these securities. Prospective investors, prior to making an investment decision, should carefully consider, along with other matters referred to herein, the following risk factors.

    HISTORY OF LOSSES AND ACCUMULATED DEFICIT. The Company has incurred net losses for the fiscal years ended November 30, 1994 and 1995 of $1,165,627 and $3,218,962, respectively, and $629,109 for the six month period ended May 31, 1996. At May 31, 1996, the Company had an accumulated deficit of $5,430,023. No assurance can be given that the Company will not continue to report losses on an annual basis or that the Company's business operations will ultimately prove to be profitable. In the event such losses continue, the Company would be required to seek to raise additional financing. If additional funds are not available, the Company may be required to curtail or discontinue some of its operations.

    WORKING CAPITAL DEFICIT; NEED FOR ADDITIONAL FUNDS. At May 31, 1996, the Company had a working capital deficit of $827,397. In view of the Company's operating losses and need for capital to finance the purchase of capital equipment and to market the Smart Switch, such working capital deficiency may increase. Also, the cash requirements needed to pursue opportunities or to address problems not now anticipated may put a strain on the Company's available cash resources. In April 1996, May 1996 and June 1996, Dr. Irwin A. Horowitz, Chairman of the Board, Chief Executive Officer and President of the Company, loaned an aggregate of $150,000 to the Company. There is no assurance that additional capital will be available to the Company if required or that capital, if any, will be available on terms acceptable to the Company.

    DEPENDENCE ON KEY PERSONNEL. The Company is dependent upon the services of its Chairman, Chief Executive Officer and President, Dr. Irwin A. Horowitz, and of Mario DiNatale, the President of the subsidiary of the Company conducting Smart Switch operations and a director of the Company, for the successful operation and development of its business. Dr. Horowitz and Mr. DiNatale have employment contracts with the Company through November 1997 and March 1997, respectively. The loss of services of either Dr. Horowitz or Mr. DiNatale could materially and adversely affect its operations. In addition, in order to market, produce and upgrade its products, the Company will have to attract and retain additional technically qualified personnel with backgrounds in engineering, production and marketing. The Company currently does not maintain key man life insurance on the life of either Dr. Horowitz or Mr. DiNatale.

    UNCERTAINTY OF MARKET ACCEPTANCE OF SMART SWITCH. In connection with its Smart Switch, the Company faces the types of problems, delays, expenses and difficulties which are frequently encountered by a company trying to introduce a new line of products to the market. The Company only has limited operating experience with the Smart Switch and, to date, revenues derived from the Smart Switch have been minimal. The initial results from the Company's Smart Switch operations have varied. A number of hotels, airport lounges, libraries and colleges have installed and are currently utilizing the Smart Switch. A number of other hotels, which primarily installed the Smart Switch on a trial basis, have canceled or determined not to permanently install such machines, apparently primarily due to insufficient usage by guests. The Company believes that these hotels did not adequately market to their guests the availability of the fax machines. While other customers are generally showing a greater degree of usage, there can be no assurance that there will not be a material amount of cancellations, or that significant new orders will develop so as to make the Smart Switch operations of the Company profitable. There can be no assurance that the Smart Switch services will gain broad market acceptance. In November 1995 the Company entered into an agreement with AT&T to jointly market the Company's in-room fax services on an exclusive basis to AT&T hotel accounts. There can be no assurance that any material sales or leases will result from this agreement or that AT&T will not terminate the agreement.

    NO MARKET RESEARCH OF POTENTIAL DEMAND FOR SMART SWITCH. The Company has neither conducted nor have others made available to the Company any results of market research that would give management sufficient information to estimate potential demand for its Smart Switch with certainty. There can be no assurance that sufficient market penetration can be achieved or the planned placement of the Company's equipment will be absorbed by the market in the event such demand can be identified.

    COMPETITION.

    COPIERS. The Company markets its copier services to those users who need to copy documents, books, and other materials that are located at the sites where the Company's copiers have been placed. Other companies that offer similar services include Continental Copy Products Limited, Dual Office Suppliers, Inc., Boston Copico and Compucopy. Each of these competitors competes with the Company in a different limited geographic region. Continental Copy Products Limited principally conducts operations in Connecticut and downstate New York; Dual Office Supplies principally conducts operations in Illinois; Boston Copico principally conducts operations in Massachusetts, Connecticut and downstate New York; and Compucopy principally conducts operations in southern Florida. Competition between companies is generally based on price and quality of service offered.

    FAX MACHINES. The public fax business is in an early stage of development. The Company does not know of any other company that offers a computer software switching device which can convert any "off-the-shelf" fax machine into a public fax. The Company's principal competitors must physically reconfigure each fax machine they install using a procedure that can only be used on a particular model of fax machine in which they usually specialize (the same procedure cannot be used on different models).
AlphaNet, the Company's largest competitor, is able to reconfigure a particular model thermal paper fax machine and has placed these reconfigured machines at a large number of locations. Other competitors, Teledex and Action Fax, offer products which do not currently offer the various features of the Company's Smart Switch, such as the range of useable fax machines, customized billing by floor or room and voice mail. In general, AlphaNet competes in all of the Company's markets while Teledex and Action Fax offer only limited competition and are located in limited markets. Competition between companies is generally based on price and quality of service offered.
 It should be noted, however, that if the public fax business generates substantial profits and appears to be capable of significant growth, other companies with greater resources than the Company's may enter the business and present intense competition. The Company believes that if this were to occur, it could expect to encounter significant competition from two general areas: (i) other companies organized to provide public facsimile transmission services and/or equipment; and (ii) assisted facsimile transmission services. In addition, it should be noted that facsimile transmission also competes with alternative methods of document delivery, principally overnight small package express services such as Federal Express and United Parcel Service, as well as the United States Post Office Express Mail Service. In all of the foregoing areas, virtually all competitors can be expected to be considerably better established and larger than the Company in total assets and resources.

    CREDIT CARD REGULATIONS. The Company's business is dependent on its securing processing for its credit card transactions. Credit card companies establish the rules and regulations for processing eligibility and determine which businesses may accept their cards, and on what terms. While the Company's facsimile machines are presently processed through all major credit card companies, there can be no assurance that in the future some or all credit card companies may not change the terms on or circumstances under which their credit cards will be accepted so as to adversely effect the business of the Company.

    GOVERNMENT REGULATION. There are no known federal or state regulations which regulate the public facsimile transmission business, other than the regulations of the telephone industry, whose services the Company utilizes. There can be no assurance that the Company's business will not be regulated in the future or that such regulations will not have an adverse effect upon the Company's profitability.

    LACK OF PATENT PROTECTION; TECHNOLOGICAL CHANGES; RISK OF PRODUCT OBSOLESCENCE.

    COPIERS. The Company does not, in general, rely on patented technology with respect to its copier operations, although the Company does purchase and operate copiers which may contain patented technology. However, management believes that the proprietary nature of this technology does not affect the Company's operations. There can be no assurance, however, that patented technology will not affect the Company in the future if the Company is unable to obtain copiers that have a patented feature which make them more desirable than copiers currently being used by the Company or that will be acquired by the Company in the future. The Company is presently seeking a patent on a photocopy machine cover that allows books to be copied without damage to the binding. There is no assurance that a patent will be granted or that the patent will be of economic importance to the Company.

    FAX MACHINES. Although the Company has applied for a patent covering the technologies upon which the Company's Smart Switch systems are based, there is no assurance that the patent applied for will be issued or, if issued, will provide the Company with meaningful protection from competition, or that the Company will have the financial resources necessary to enforce any patent rights that it may have. Other companies may have been or may be involved in research and development which may lead to patents similar to or superior to those developed by the Company or relating to specific aspects of the Company's products and technologies, and the Company has not engaged counsel to determine whether its products in general are free from patent infringement. Unless so protected or protected by nondisclosure agreements, the Smart Switch is susceptible to being analyzed and reconstructed by an existing or potential competitor. The Company is not aware of any claims that its products infringe upon the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against the Company in the future, and the cost of responding to such assertions, regardless of their validity, could be significant. In addition, such claims may be found to be valid and could result in awards against the Company, which could have a material adverse effect on the Company's business. As a result, the cost to the Company of protecting its patent rights could be substantial. The market for the Company's public-fax products is characterized by rapidly changing technologies and evolving industry standards. The Company's success will depend in large part on the Company having a technically competent staff and on its ability to anticipate changes in technology and industry standards and, to the extent such changes impact the Company's technology and products, to respond to market and technological developments on a timely basis. There can be no assurance that the Company will be able to keep pace with the technological demands of the market place. Moreover, there can be no assurance that new products or technologies will not render the Company's Smart Switch less competitive or obsolete.

    DEPENDENCE ON SUPPLIERS.

    COPIERS. The Company currently purchases both new and used copiers from a variety of sources. The Company has not experienced any difficulties in obtaining equipment or parts and supplies and does not anticipate that there will be any problems obtaining any equipment, parts or supplies in the future.

    FAX MACHINES. The Company assembles the Smart Switch by programming the Company's proprietary software into off-the-shelf computers and then leases the programmed computer together with off-the-shelf fax machines, telephones, dialers and components all of which are manufactured by other vendors. The Company purchases certain custom components and complete fax machines from single suppliers in order to obtain lower prices. In the past, the Company has had satisfactory relationships with its suppliers and has not experienced delays in the delivery of components or public-fax machines. The Company generally does not maintain supply contracts with its suppliers and purchases components pursuant to purchase orders in the ordinary course of business. The Company believes that there are a number of other suppliers for the components that it uses. The Company has not experienced any difficulties in obtaining equipment or parts and supplies and, although there can be no assurance thereof, does not anticipate that there will be any problems obtaining any equipment, parts or supplies in the future.

    DEPENDENCE ON CERTAIN CUSTOMERS; RECENT LOSS OF LARGE CUSTOMER. During the fiscal years ended November 30, 1994 and 1995, revenue derived from two of the Company's copier customers, a major library system in the City of New York and a large university located in the southeastern United States, amounted to approximately 21.9% and 24.7%, respectively, of the Company's revenues. The Company's contract with the large southeastern university, which is not terminable at will, is for a term of one year (ending April 23, 1997) and is renewable at the parties' option for four additional one year terms. In general, customer accounts are maintained pursuant to contractual agreements that have terms ranging from three to five years. Currently, there are varying terms remaining on all of the Company's customer contracts, except for that with the major library system in the City of New York. In March 1996, the Company was not successful in its bid for the renewal of its contract with this library system, which provided approximately 12.3% of the Company's sales for the fiscal year ended November 30, 1995.

    SEASONALITY. The Company's copier activities are subject to seasonal fluctuations. Revenues from copiers tend to be lower during the summer months of June through September and in the last weeks of December and the first week of January due to school and employee vacation patterns. Although the Company has a working capital deficit and cash flow tends to be tight in these periods of low revenue, the Company has not experienced severe cash flow difficulties. Seasonally slow periods are immediately preceded by periods of high volume of use, which generate increased cash flows. In addition, because the copier business is conducted primarily in cash, there is no lead time between sales and collections. Also fluctuations are regular and predictable, thereby allowing the Company to plan for such low revenue months. Historically, the President of the Company has advanced funds to the Company when needed so that it could meet its day to day cash obligations, although there can be no assurance he will continue to do so in the future. Finally, many creditors have typically allowed the Company to forbear during these slow months, although there can be no assurance they will continue to do so in the future.

    POTENTIAL DEPRESSIVE EFFECT ON MARKET PRICE DUE TO FUTURE SALES OF COMMON STOCK. 7,715,304 shares of the Company's outstanding Common Stock are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act (excluding, for this purpose, the shares registered hereby). Ordinarily, under Rule 144, a person holding restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a three year holding period. At least 6,334,445 of such 7,715,304 shares are currently eligible for sale under Rule 144. In addition, the 2,216,538 shares of Common Stock registered hereby may now be sold into the open market, subject to an agreement of holders of an aggregate of 1,961,841 shares to sell no more than

25% of their shares within six months of the date of this Prospectus, no more than an additional 25% within the following three months and no more than an additional 25% during the next three months. Furthermore, there is an aggregate of 1,660,000 shares of Common Stock underlying warrants and stock options issued by the Company, which shares may ultimately be sold into the open market. The sale of a large number of shares in the open market is likely to have a depressive effect on the market price of the Common Stock.

    POSSIBILITY OF DELISTING FROM NASDAQ. The Company's Common Stock is listed on the NASDAQ System. To remain listed with NASDAQ, companies are required to have not less than $2,000,000 in total assets and $1,000,000 in capital and surplus. As of May 31, 1996, the Company had total assets of $5,413,195 and $3,857,402 in stockholder equity. In the event the Company is unable to continue to meet the NASDAQ requirements for continued listing, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board," and it would be more difficult to dispose of the Common Stock or to obtain as favorable a price for the Common Stock. Thus, the liquidity of the Common Stock could be impaired, not only in the number of shares of Common Stock that could be bought and sold at a given price, but also through delays in the timing of transactions.

    PENNY STOCK REGULATION

    Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Common Stock becomes subject to the penny stock rules, investors may find it more difficult to sell the Common Stock.

    CONTROL OF THE COMPANY. Dr. Irwin Horowitz, President of the Company, presently owns 6,310,000 shares of Common Stock, representing 44.7% of the outstanding Common Stock of the Company and effectively controls the Company. Due to this control, Dr. Horowitz will be able to control or influence such actions as election of directors and the authorization of certain transactions that require shareholder approval and be able to otherwise control the Company's policies without concurrence of the Company's other shareholders.

    COMPANY PARTY TO LAWSUITS. The Company is involved in the following legal proceedings: (1) The Company has instituted an action to enforce a restrictive covenant against a former employee. The employee's current employer has counterclaimed for $1,750,000 based upon an alleged unfair or trade practice in seeking to prevent it from employing the employee; and (2) The Company is a party to a suit for

$228,670, brought by former creditors to the Company, which amount the Company believes is payable in Common Stock but the plaintiff is seeking cash in lieu of Common Stock.

    DIVIDENDS ON COMMON STOCK NOT LIKELY. The Company has never paid any cash dividends on its Common Stock. For the foreseeable future it is anticipated that earnings, if any, which may be generated from the Company's operations will be used to finance the growth of the Company and that cash dividends will not be paid to holders of shares of Common Stock.

                                   USE OF PROCEEDS


    The Company will not realize any proceeds from the sale of the Common Stock which may be sold under this Prospectus.


                                 SELLING STOCKHOLDERS


    The following table sets forth the beneficial ownership of the Common Stock owned by each of the selling stockholders (the "Selling Stockholders") as of August 9, 1996.






                                                                      Securities         Percentage of
Name of Selling              Securities Owned    Securities to be     to be Owned       Securities Owned
Stockholders                 Prior to Offering   Sold in Offering    After Offering      After Offering
--------------               -----------------   ----------------    --------------      --------------


Eugene Bilotti                      50,000(1)           10,000            40,000                   0
Jean A. Bilotti                     14,000              14,000                 0                   0
Louis Sussan                         6,818               5,000             1,818                   *
Terrance Eller                       6,818               5,000             1,818                   *
Richard Vitello**                   98,182(2)           67,000            31,182                   *
Debbie & Hyman Ashkenazy**          30,000(3)           20,000            10,000                   *
Kathleen Belz**                     75,000(2)           50,000            25,000                   *
Henry & Pauline Ferstenberg**      168,000(4)          110,000            58,000                   *
Abraham Fishman**                  210,000(5)          110,000           100,000                   *
Lou Hammer**                        75,000(2)           50,000            25,000                   *
Gregg & Pamela Horowitz**          345,000(6)          230,000           115,000                   *
Alan Katz**                         30,000(3)           20,000            10,000                   *
Apostolos & Catherine
Lambropoulos**                      15,000(7)           10,000             5,000                   *
Thomas Laundrie**                  231,250(8)           81,250           150,000                 1.07%
Larry & Ruth Linden**               60,000(9)           40,000            20,000                   *


                                       10




                                                                      Securities         Percentage of
Name of Selling              Securities Owned    Securities to be     to be Owned       Securities Owned
Stockholders                 Prior to Offering   Sold in Offering    After Offering      After Offering
--------------               -----------------   ----------------    --------------      ----------------

Steven J. Miner**                  75,000(2)            50,000            25,000                   *
Ira & Daryle Openden**             30,000(3)            20,000            10,000                   *
Matthew N. Phillips**              60,000(9)            40,000            20,000                   *
Stephen A. Powers**                22,500(10)           15,000             7,500                   *
William F. Preiss, Jr.              6,240(11)            4,160             2,080                   *
& Geraldine Preiss**
Lynn Purcell**                    120,000(12)           80,000            40,000                   *
Andrew Shaw**                      16,000(13)            8,000             8,000                   *
Yiannakis Soteriou**               30,000(3)            20,000            10,000                   *
John Vacchio**                     30,000(3)            20,000            10,000                   *
Justin Wernick**                   60,000(9)            40,000            20,000                   *
Sandra Zucker**                    75,000(2)            50,000            25,000                   *
Charles Famoso**                   22,500(14)           10,000            12,250                   *
William Gatta**                    22,500(14)           10,000            12,250                   *
William & Lois Muller**            33,750(15)           15,000            18,750                   *
Howard & Diane Schwartz**          11,250(16)            5,000             6,250                   *
Steven Finkelstein**               45,000(2)            20,000            25,000                   *
Robert Andrews**                    2,228                2,228                 0                   0
Carole Catani**                        32                   32                 0                   0
Mario DiNatale**                   37,902               37,902                 0                   0
Dan Purjes***                       9,968                9,968                 0                   0
Hon-Jane Chiu**                    57,000               57,000                 0                   0
Faxit Corporation**                55,000               55,000                 0                   0
Bernard Spak**                      5,000                5,000                 0                   0
BDO Seidman**                      15,000               15,000                 0                   0
Salon, Marrow & Dyckman, LLP****   30,000               30,000                 0                   0
Christopher D. Osborne**               19                   19                 0                   0
George & Linda Geffen              30,000(3)            20,000            10,000                   *


                                      11



                                                                      Securities         Percentage of
Name of Selling              Securities Owned    Securities to be     to be Owned       Securities Owned
Stockholders                 Prior to Offering   Sold in Offering    After Offering      After Offering
--------------               -----------------   ----------------    --------------      ----------------

Roland Aristone                    12,284               12,284                 0                   0
Ronald Biglin                      15,069               15,069                 0                   0
Jacqueline DiNatale                    26                   26                 0                   0
Rudy Dubay                          1,392                1,392                 0                   0
Tina Elgart                         1,392                1,392                 0                   0
Keith Fenton                           58                   58                 0                   0
Joseph Pane                            97                   97                 0                   0
Josephthal Lyon & Ross             50,000               50,000                 0                   0
Incorporated
Gary Schlosser                     12,841               12,841                 0                   0
Tom Shelby                             64                   64                 0                   0
James Simon, Jr.                        6                    6                 0                   0
F&T Planning Center, Inc.           9,500                9,500                 0                   0
Key Investments APS                 9,500                9,500                 0                   0
Omotsu Holdings Ltd.                9,500                9,500                 0                   0
Susan Goldberg                      9,500                9,500                 0                   0
Donald Drakeman                     9,500                9,500                 0                   0
& Lisa Drakeman
Miriam B. Meshel                    9,500                9,500                 0                   0
Kazuko Tatsumura                    4,750                4,750                 0                   0
Herman Elber                        9,500                9,500                 0                   0
Myles F. Wittenstein                4,750                4,750                 0                   0
Dorigol S.A.                        9,500                9,500                                     0
Michael Applebaum                   4,750                4,750                                     0
Earp, Cohn, Leone & Pendery         5,000                5,000                                     0
Richard Belz**                    156,250(17)           31,250           125,000                   *
Ira Openden**                     156,250(17)           31,250           125,000                   *
Gary Purcell**                    156,250(17)           31,250           125,000                   *
Paul Ruthfield**                   30,000               30,000                 0                   0
Stephen Hayes**                   106,250(18)           56,250            50,000                   *
Judd Rothman**                    313,750(18)          263,750            50,000                   *




                                                                      Securities          Percentage of
Name of Selling              Securities Owned    Securities to be     to be Owned       Securities Owned
Stockholders                 Prior to Offering   Sold in Offering    After Offering      After Offering
--------------               -----------------   ----------------    --------------      ----------------

Wall Street Associates**           75,000               75,000                0                    0
Morris & Selma Cohen                4,750                4,750                0                    0
David S. Maglich &                  4,500(19)            3,000            1,500                    *
Margaret H. Maglich**
Marion Rosenberg &                 60,000(9)            40,000           20,000                    *
Pauline Ferstenberg**



_________________________
(1)  Includes options to purchase an aggregate of 40,000 shares.
(2)  Includes warrants to purchase an aggregate of 25,000 shares.
(3)  Includes warrants to purchase an aggregate of 10,000 shares.
(4)  Includes warrants to purchase an aggregate of 70,000 shares.
(5)  Includes warrants to purchase an aggregate of 100,000 shares.
(6)  Includes warrants to purchase an aggregate of 115,000 shares.
(7)  Includes warrants to purchase an aggregate of 5,000 shares.
(8)  Includes warrants to purchase an aggregate of 150,000 shares.
(9)  Includes warrants to purchase an aggregate of 20,000 shares.
(10) Includes warrants to purchase an aggregate of 7,500 shares.
(11) Includes warrants to purchase an aggregate of 2,080 shares.
(12) Includes warrants to purchase an aggregate of 40,000 shares.
(13) Includes warrants to purchase an aggregate of 4,000 shares.
(14) Includes warrants to purchase an aggregate of 12,500 shares.
(15) Includes warrants to purchase an aggregate of 18,750 shares.
(16) Includes warrants to purchase an aggregate of 6,250 shares.
(17) Includes warrants to purchase an aggregate of 125,000 shares.
(18) Includes warrants to purchase an aggregate of 50,000 shares.
(19) Includes warrants to purchase an aggregate of 1,500 shares.

*   Less than 1%

** Has entered into a Lock-up Agreement, as described in "Plan of Distribution."

*** Has entered into a Lock-up Agreement as to 7,500 shares.

**** Includes 5,000 shares received on October 7, 1996. Has entered into a Lock-Up Agreement as to 25,000 shares.

    Selling Stockholders will be entitled to receive all of the proceeds from the future sale of their shares of Common Stock. The Company will not receive any proceeds from the future sale of any of the aforementioned shares by the respective Selling Stockholders.

    The Company will bear all the expenses (other than stock transfer taxes, brokerage commissions and other selling expenses) of any offering by the Selling Stockholders.

    None of the Selling Stockholders has had, within the past three years, any position, office or material relationship with the Company except that (i) Mr. Eugene Bilotti is currently a director of the Company; (ii) Ms. Jean A. Bilotti is the wife of Eugene Bilotti; (iii) Mr. Greg Horowitz is the son of Dr. Irwin
A. Horowitz, the Chairman, Chief Executive Officer and President of the Company, and is the Florida counsel to the Company; (iv) Mr. Yiannakis Soteriou is currently a consultant to the Company; (v) Mr. Mario DiNatale is a director of the Company and President of DiversiFax Information Service, Inc., a subsidiary of the Company; (vi) Salon, Marrow & Dyckman, LLP are the former attorneys of the Company; (vii) Mr. Keith Fenton is currently a consultant to the Company;
(vii) Mr. Judd Rothman was a director of the Company from 1992 to 1993; and
(viii) Wall Street Associates is currently the public relations firm of the Company.


                                 PLAN OF DISTRIBUTION


    The Selling Stockholders may offer and sell shares of Common Stock from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (d) face-to-face transactions between sellers and purchaser without a broker or dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated. Such brokers, dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. The Company will advise all Selling Stockholders that the State of New Jersey requires that all sales of Common Stock sold in New Jersey must be made through brokers or dealers registered with New Jersey, or pursuant to an exemption from such requirement.

    In addition, 2,216,538 shares of Common Stock registered hereby may now be sold into the open market, subject to a "lock-up" agreement with holders of an aggregate of 1,961,841 shares to sell no more than 25% of their shares within six months of the date of this Prospectus, no more than an additional 25% within the following three months and no more than an additional 25% during the next three months.


                                    LEGAL MATTERS


    The validity of the securities offered hereby will be passed upon for the Company by Breslow & Walker, 875 Third Avenue, New York, New York 10022.

                                       EXPERTS


    The financial statements of the Company, as of November 30, 1995, and for the years ended November 30, 1994 and November 30, 1995, incorporated by reference herein and elsewhere in the Registration Statement, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of Hoberman, Miller & Co., P.C., independent certified public accountants, given upon authority of said firm as experts in accounting and auditing and incorporated by reference herein.


                                ADDITIONAL INFORMATION


    The Company has filed with the Securities and Exchange Commission, 450
Fifth Street, N.W., Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, for the registration of the securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information contained in the Registration Statement. For further information with respect to the Company and the securities offered 7hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected, without charge, at the Office of the Securities and Exchange Commission, or copies of which may be obtained from the Commission in Washington, D.C., upon payment of the requisite fees. Statements contained in this Prospectus as to the content of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

______________________________________________________________________________

    NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION IN ANY JURISDICTION TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE CIRCUMSTANCES OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.


                             ___________________________

                                  TABLE OF CONTENTS
                                                               Page
                                                               ----
AVAILABLE INFORMATION........................................    2
DOCUMENTS INCORPORATED BY REFERENCE..........................    2
THE COMPANY..................................................    3
THE OFFERING.................................................    4
RISK FACTORS.................................................    5
USE OF PROCEEDS..............................................   10
SELLING STOCKHOLDERS.........................................   10
PLAN OF DISTRIBUTION.........................................   14
LEGAL MATTERS................................................   14
EXPERTS......................................................   15
ADDITIONAL INFORMATION.......................................   15

                             ___________________________


________________________________________________________________________________


                                   DIVERSIFAX, INC.

                           2,216,538 SHARES OF COMMON STOCK



                                ______________________

                                      PROSPECTUS

                                _____________________




                                   _________, 1996


________________________________________________________________________________

                                       PART II


                        INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the Registrant in connection with the issuance and distribution of the securities being registered hereby are as follows:


Registration Fee.......................................    $  3,908.32
Accounting Fees and Expenses...........................       4,000.00
Legal Fees and Expenses................................      24,500.00
Blue Sky Fees and Expenses.............................       7,750.00
Miscellaneous Expenses.................................         841.68
                                                            ----------

        Total..........................................     $41,000.00

________________________


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Section 145 of the Delaware General Corporation Law the registrant may or shall, subject to various exceptions and limitations, indemnify its directors or officers and may purchase and maintain insurance therefor.

    The Company has included in its Certificate of Incorporation pursuant to
Section 102(b)(7) of the Delaware General Corporation Law a provision eliminating the personal liability of directors to the Company or its stockholders for damages for breach of fiduciary duty. The principal effect of this provision in the Company's Certificate of Incorporation is to eliminate potential monetary damage actions against any director for breach of his duties as a director except (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law, which relates to a willful or negligent violation of section 160 (regarding the illegal purchase or redemption of stock by a corporation) or 173 (regarding a corporations illegal declaration or payment of dividends) of the General Corporation Law, or (d) for any transaction from which the director for acts or omissions occurring prior to the date of adoption of this provision. In addition, section 145 of the Delaware General Corporation Law empowers a corporation (a) to grant indemnification to any officer or director where it is determined that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) to advance to an officer or director the expenses of defending claims upon receipt of his undertaking to repay any amount to which it is later determined he is not entitled. The Company's By-laws provide that the Company will indemnify and advance expenses of defense to its officers and directors substantially to the full extent authorized by the Delaware General Corporation Law.

    The foregoing statement is subject to the detailed provisions of Sections 102 and 145 of the Delaware General Corporation Law.

ITEM 16.  EXHIBITS.

    Exhibit                                           Sequentially Numbered
    Number         Documents                            Page Where Located
    -------        ---------                            ------------------

    3(a)      Certificate of Incorporation*                     _ _

    3(b)      By-Laws*                                          _ _

    5         Opinion of Counsel.                               21

    23(a)     Independent Auditors' Consent.                    22

    23(b)     Consent of Counsel is contained in the Opinion
              of Counsel, filed as part hereof as Exhibit 5.    _ _

_________________

* Previously filed with the Company's Registration Statement on Form S-1 (No. 33-46580) declared effective by the commission on November 18, 1992.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

    (2) For determining any liability under the Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

                                      SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Valley Stream, State of New York, on October 8, 1996.

                                       DIVERSIFAX, INC.



                                  By:  /s/ Irwin A. Horowitz
                                       --------------------------------
                                       Dr. Irwin A. Horowitz
                                       President and Chief Executive Officer
                                       (Principal Executive, Financial and
                                       Accounting Officer)


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


    Signature                          Title               Date
    ---------                          -----               ----

/s/ Irwin A. Horowitz                  Director       October 8, 1996
------------------------------------
Dr. Irwin A. Horowitz

/s/ Eugene Bilotti                     Director       October 8, 1996
------------------------------------
Eugene Bilotti

/s/ Mario Dinatale                     Director       October 8, 1996
------------------------------------
Mario DiNatale

/s/ Kenneth Ross Wolfe                 Director       October 8, 1996
------------------------------------
Kenneth Ross Wolfe